Exhibit 99.1

Digital Broadband Networks Inc. Reports Further Growth in Revenues and Earnings for Fourth Consecutive Quarter

    FLEMINGTON, N.J.--(BUSINESS WIRE)--Aug. 5, 2003--Digital Broadband Networks, Inc. (OTCBB: DBBD) www.dbni.net announced today that the Company achieved further growth in revenues and earnings for the fourth consecutive quarter.
    Net income for the first half 2003 increased 372 percent to $280,000 compared to a net loss of $103,000 for the first half 2002. Revenues for the first six months ended June 30, 2003 were $7.5 million, an increase of 7 percent, compared to $6.9 million for the first six months ended June 30, 2002.
    As of June 30, 2003, the Company had a cash balance of $165,000 compared to $10,000 as of December 31, 2002.
    Comparative unaudited operating data for the Company for six months ending June 30, 2003 and 2002 are as follows:


                                           2003               2002

Revenues                             $7,467,395         $6,957,650
Gross profit                            728,704            396,583
Sales and marketing                      15,452             35,331
General and administrative              401,203            454,498
Net income (loss)                       280,230           (103,205)


    "We are very pleased with our second quarter results and attribute this achievement to our employees who have worked diligently to return DBBD to profitability," stated Patrick Lim, Chairman and Chief Executive Officer of DBBD. "We believe that the Company will be able to continue to improve its positive cash flow from its operations, profitability and revenues that will lead to removal of any future reference to the going concern expressed in the Company's previous Form 10-KSB filings.
    This press release should be read in conjunction with the Company's unaudited consolidated financial statements and notes thereto on Form 10-QSB filed with the Securities and Exchange Commission on August 4, 2003. Investors can download the report at http://www.dbni.net/IR/investorRelations.htm.

    About Digital Broadband Networks:

    Digital Broadband Networks, Inc. and its subsidiaries are involved in application development, broadband network operation, delivery of value added applications and services; the sale of devices that utilize broadband networks and the sale of biometric security devices. The Company's principal operations include the development and operation of a wireless broadband network in Malaysia, the development of interactive, multimedia content for the Internet and the development licensing and/or sale of specific products and applications that utilize the capacities of a broadband network. These include the EyStar SmartHome Console, broadband modems, biometric systems and Internet-based cameras. DBBD has three subsidiaries:
EyStar Media Inc., Animated Electronic Industries Sdn Bhd and Perwimas Telecommunications Sdn Bhd. For more information about the above products and services, please visit our websites, www.dbni.net and www.eystar.com.

    Safe Harbor Statement:

    Investors should carefully consider the preceding information, as well as other information contained herein before making an investment in the common stock of the Company. Information contained herein contains forward-looking statements and information that are based upon beliefs of, and information currently available to management, as well as estimates and assumptions made by management. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "is expected", "intends", "may", "will", "should", "anticipates", "plans" or the negative thereof. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Digital Broadband Networks does not undertake to update, revise or correct any forward-looking statements.
    L.G. Zangani, LLC provides financial public relations service to the Company, As such L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and or other services in the form of moneys, capital stock in the Company, warrants or options to purchase capital in the Company.

    CONTACT: L.G. Zangani, LLC
             Leonardo Zangani, 908-788-9660
             leonardo@zangani.com
             or
             Digital Broadband Networks, Inc.
             Valerie Looi, 011 (603) 7955 4582
             valerie.looi@dbni.net